EXHIBIT 10.36

INDEMNIFICATION AGREEMENT

Rentech Nitrogen Partners, L.P.

This indemnification agreement (this “Agreement”) is made and entered into effective as of November 9, 2011 between Rentech Nitrogen Partners, L.P, a Delaware limited partnership (the “Partnership”), and D. Hunt Ramsbottom, Jr. (“Indemnitee”).

RECITALS:

A. Indemnitee currently serves as an officer or director of Rentech Nitrogen GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). As such, Indemnitee may be subjected to claims, suits or proceedings.

B. Indemnitee has indicated that it was and is a condition of Indemnitee’s acceptance and continuing in such service that, among other things, the Partnership agrees to indemnify Indemnitee against liabilities, expenses and costs incurred in connection with any such claims, suits or proceedings, in accordance with, and to the fullest extent permitted by, the Delaware Revised Uniform Limited Partnership Act, other applicable law and/or the Second Amended and Restated Agreement of Limited Partnership of the Partnership (as may be amended from time to time, the “Partnership Agreement”); and

C. Indemnitee is an “Indemnitee” as such term is defined in the Partnership Agreement.

D. Section 7.7 of the Partnership Agreement provides for indemnification of directors and officers of the General Partner, and provides that the Partnership may enter into additional indemnification agreements with any Indemnitee.

AGREEMENT:

Now, therefore, in consideration of Indemnitee’s acceptance and continuation of service as an officer or director of the General Partner after the date of this Agreement, and in consideration of the mutual covenants stated herein, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) Disinterested Director. The term “Disinterested Director” means, with respect to any request by Indemnitee for indemnification hereunder, a director of the General Partner who at the time of the vote is not a named defendant or respondent in the Proceeding in respect of which indemnification is sought by Indemnitee.

(b) DRULPA. The term “DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

(c) ERISA. The term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(d) Proceeding. The term “Proceeding” means any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative, regulatory, legislative or investigative, and whether formal or informal, including appeals.

(e) Representative. As used in reference to Indemnitee, the term “Representative” means Indemnitee’s serving in the capacity of an officer or director of the General Partner and, while an officer or director of the General Partner, Indemnitee’s serving at the General Partner’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, or a trustee of, or holding a similar position with, any corporation, partnership, joint venture, trust, other enterprise or person or employee benefit plan.

2. Agreement to Indemnify. The Partnership shall indemnify, and keep indemnified, Indemnitee in accordance with, and to the fullest extent permitted and/or required by, the DRULPA and other applicable law, from and against any losses, claims, damages, liabilities, whether joint or several, judgments, penalties, fines (including but not limited to ERISA penalties and excise taxes), interest, amounts paid in settlement and reasonable expenses (including but not limited to expenses of investigation and preparation and fees and disbursements of Indemnitee’s counsel, accountants or other experts) actually incurred by Indemnitee in connection with any Proceeding in which Indemnitee was or is made a party or was or is involved (for example, as a witness) because Indemnitee is or was a Representative, which includes any actual or alleged action or failure to act by Indemnitee in his or her capacity as a Representative.

3. Insurance.

(a) So long as Indemnitee may be subject to any possible Proceeding by reason of the fact that Indemnitee is or was a Representative, to the extent the General Partner or the Partnership maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Partnership shall ensure that Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage applicable to a Representative.

(b) If Indemnitee shall cease to be a Representative for any reason, the Partnership shall procure a run-off directors’ and officers’ liability insurance policy with respect to claims arising from facts or events that occurred before the time Indemnitee ceased to be a Representative, which policy, without any lapse in coverage, will provide coverage for a period of six years after the time Indemnitee ceased to be a Representative and will provide coverage (including amount and type of coverage and size of deductibles) that is substantially comparable to the General Partner’s or the Partnership’s directors’ and officers’ liability insurance policy that was most protective of Indemnitee in the 12 months preceding the time Indemnitee ceased to be a Representative, provided, however, that:

(i) this obligation shall be suspended during the period immediately following the time Indemnitee ceases to be a Representative if and only so long as the General Partner or the Partnership has a directors’ and officers’ liability insurance policy in effect covering Indemnitee for such claims that, if it were a run-off policy, would meet or exceed the foregoing standards; and

(ii) no later than the end of the suspension period provided in the preceding clause (i), the Partnership shall procure a run-off directors’ and officers’ liability insurance policy meeting the foregoing standards and lasting the remainder of the six-year period.

4. Advances. In the event of any Proceeding in which Indemnitee is a party or is involved and which may give rise to a right of indemnification from the Partnership pursuant to this Agreement, following written request to the Partnership by Indemnitee, the Partnership shall pay to Indemnitee, in accordance with and to the fullest extent permitted and/or required by the DRULPA and other applicable law, amounts to cover reasonable expenses incurred by Indemnitee in such Proceeding in advance of its final disposition upon receipt of (a) a written affirmation by Indemnitee of Indemnitee’s good faith belief that Indemnitee has met any applicable standard of conduct; (b) a written undertaking executed by or on behalf of Indemnitee to repay the advance if it shall ultimately be determined that Indemnitee did not meet such standard of conduct; and (c) satisfactory evidence as to the amount of such expenses (which shall include invoices received by Indemnitee in connection with such expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be so included).

5. Burden of Proof. If under applicable law, the entitlement of Indemnitee to be indemnified or advanced expenses hereunder depends upon whether a standard of conduct has been met, the burden of proof of establishing that Indemnitee did not act in accordance with such standard shall rest with the Partnership. Indemnitee shall be presumed to have acted in accordance with such standard and to be entitled to indemnification or the advancement of expenses (as the case may be) unless, based upon a preponderance of the evidence, it shall be determined that Indemnitee has not met such standard. Such determination and any evaluation as to the reasonableness of amounts claimed by Indemnitee shall be made by either (a) a majority vote of the Disinterested Directors; (b) a majority vote of a committee consisting of Disinterested Directors designated to act in the matter by a majority vote of Disinterested Directors; (c) if there are no Disinterested Directors or if the Disinterested Directors so choose, independent legal counsel in a written opinion; or

(d) by the unitholders of the Partnership. For purposes of this Agreement, unless otherwise expressly stated, the termination of any Proceeding by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

6. Notice to the Partnership. Indemnitee shall notify the Partnership, by written submission to the Secretary of the General Partner, of any matter for which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written notice thereof; provided, however, that delay in so notifying the Partnership shall not constitute a waiver or release by Indemnitee of rights hereunder. The written notification to the Partnership shall include a description of the nature of the Proceeding and the facts underlying the Proceeding, in each case to the extent known by Indemnitee. If the Partnership maintains an insurance policy providing directors’ and officers’ liability insurance that covers Indemnitee, the Partnership, at the time that any such notice is received from Indemnitee, shall give prompt notice thereof to the insurers in accordance with the procedures set forth in the applicable policy.

7. Counsel for Proceeding. In the event of any Proceeding in which Indemnitee is a party or is involved and which may give rise to a right of indemnification hereunder, the Partnership shall have the right to retain counsel reasonably satisfactory to Indemnitee to represent Indemnitee and any others the Partnership may designate in such Proceeding. In any such Proceeding, Indemnitee shall have the right to retain Indemnitee’s own counsel, but the fees and expenses of such counsel shall be at the expense of Indemnitee unless (a) the retention of such counsel has been specifically authorized by the Partnership; (b) representation of Indemnitee and another party by the same counsel would be inappropriate, in the reasonable judgment of Indemnitee, due to actual or potential differing interests between them (as might be the case for representation of both the Partnership and Indemnitee in a Proceeding by or in the right of the Partnership); (c) the counsel retained by the Partnership and satisfactory to Indemnitee has advised Indemnitee, in writing, that such counsel’s representation of Indemnitee would be likely to involve such counsel in representing differing interests which could adversely affect either the judgment or loyalty of such counsel to Indemnitee, whether it be a conflicting, inconsistent, diverse or other interest; or (d) the Partnership shall fail to retain counsel for Indemnitee in such Proceeding. Notwithstanding the foregoing, if an insurance carrier has supplied directors’ and officers’ liability insurance covering a Proceeding and is entitled to retain counsel for the defense of such Proceeding, then the insurance carrier shall retain counsel to conduct the defense of such Proceeding unless Indemnitee and the Partnership concur in writing that the insurance carrier’s doing so is undesirable. The Partnership shall not be liable under this Agreement for any settlement of any Proceeding effected without its written consent. The Partnership shall not settle any Proceeding in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Consent to a proposed settlement of any Proceeding shall not be unreasonably withheld by either the Partnership or Indemnitee.

8. Enforcement. The Partnership acknowledges that Indemnitee is relying upon this Agreement in serving as a Representative. If a claim for indemnification or advancement of expenses is not paid in full by the Partnership within ninety (90) days after a written claim has been received from Indemnitee by the Partnership, Indemnitee may at any time bring suit against the Partnership to recover the unpaid amount of the claim. If successful in whole or in part in such suit, Indemnitee shall also be entitled to be paid all reasonable fees and expenses (including without limitation fees of counsel) in bringing and prosecuting such claim. Whether or not Indemnitee has met any applicable standard of conduct, the Court in such suit may order indemnification or the advancement of expenses as the Court deems proper (subject to any express limitation of the Partnership Agreement). Further, the Partnership shall indemnify Indemnitee from and against any and all expenses (including reasonable attorneys’ fees) and, if requested by Indemnitee, shall (within ten business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any claim asserted against or suit brought by Indemnitee for recovery under any directors’ and officers’ liability insurance policies maintained by the Partnership, regardless of whether Indemnitee is unsuccessful in whole or in part in such claim or suit.

9. Nonexclusivity. The rights of Indemnitee to receive indemnification and advancement of expenses under this Agreement shall be in addition to, and shall not be deemed exclusive of, any other rights Indemnitee shall have under the DRULPA or other applicable law, the certificate of limited partnership or the Partnership Agreement of the Partnership, any other agreement, vote of members or unitholders or a resolution of directors, or otherwise. No amendment or alteration of the certificate of limited partnership or the Partnership Agreement of the Partnership shall adversely affect Indemnitee’s rights hereunder. Any amendment, alteration or repeal of the DRULPA or other applicable law that adversely affects any right of Indemnitee hereunder shall, to the fullest extent permitted by law, be prospective only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment or repeal.

10. Limitations on Indemnification. Notwithstanding any other provision herein to the contrary, the Partnership shall not be obligated pursuant to this Agreement:

(a) To indemnify or advance expenses to Indemnitee with respect to a Proceeding (or part thereof), however denominated, initiated by Indemnitee, including any Proceeding (or any part thereof) initiated by Indemnitee against the Partnership or the Partnership’s directors, officers, employees or other indemnitees, other than (i) a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement, (ii) a Proceeding (or part thereof) authorized or consented to by the General Partner prior to its initiation, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory counterclaim or counterclaim or affirmative defense brought or raised by Indemnitee in response to a Proceeding otherwise indemnifiable under this Agreement, and (iii) a Proceeding in which the Partnership provides indemnification, in its sole discretion, pursuant to the powers vested in the Partnership under the Partnership Agreement or applicable law.

(b) To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any Proceeding initiated by Indemnitee to enforce or interpret this Agreement, unless Indemnitee is successful in such Proceeding in establishing Indemnitee’s right, in whole or in part, to indemnification or advancement of expenses hereunder, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite Indemnitee’s failure to establish its right to indemnification, Indemnitee is entitled to indemnity for such expenses; provided, however, that nothing in this Section 10(b) is intended to limit the Partnership’s obligations with respect to the advancement of expenses to Indemnitee in connection with any such action, suit or proceeding instituted by Indemnitee to enforce or interpret this Agreement, as provided in Section 8 hereof.

(c) To indemnify Indemnitee on account of conduct by Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitrator or administrative body of competent jurisdiction to have been knowingly fraudulent or constitute willful misconduct as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing.

(d) To indemnify Indemnitee in any circumstance where such indemnification has been determined to be prohibited by law by a final (not interlocutory) judgment or other adjudication of a court or arbitrator or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing.

11. Miscellaneous.

(a) Effectiveness. This Agreement shall be effective for and shall be applied to acts or omissions prior to, on or after the date of this Agreement.

(b) Mutual Acknowledgments. Both the Partnership and Indemnitee acknowledge that in certain instances, applicable law (including applicable federal law that may preempt or override applicable state law) or public policy may prohibit the Partnership from indemnifying the directors, officers, employees, agents or fiduciaries of the Partnership under this Agreement or otherwise. For example, the Partnership and Indemnitee acknowledge that the U.S. Securities and Exchange Commission has taken the position that indemnification of directors, officers and controlling persons of the Partnership for liabilities arising under federal securities laws is against public policy and, therefore, unenforceable. Indemnitee understands and acknowledges that the Partnership has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Partnership’s right under public policy to indemnify Indemnitee. In addition, the Partnership and Indemnitee acknowledge that federal law prohibits indemnifications for certain violations of ERISA.

(c) Survival; Continuation. The rights of Indemnitee hereunder shall inure to the benefit of Indemnitee (even after Indemnitee ceases to be a Representative), Indemnitee’s personal representative, heirs, executors, administrators and beneficiaries; and this Agreement shall be binding upon the Partnership, its successors and assigns. The rights of Indemnitee under this Agreement shall continue so long as Indemnitee may be subject to any possible Proceeding because of the fact that Indemnitee was an Indemnitee of the Partnership. If the Partnership sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, the Partnership shall, as a condition precedent to such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets shall become bound by and replace the Partnership under this Agreement.

(d) Governing Law. This Agreement shall be governed by the laws of the State of Delaware. Any Proceeding arising out of or based upon this Agreement may be instituted in the United States District Court for the District of Delaware or the courts of the State of Delaware, in each case located in the County of New Castle, and Indemnitee and the Partnership each irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court, as to which such jurisdiction is non-exclusive) of such courts in any such Proceeding.

(e) Severability. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and all other provisions shall remain in full force and effect.

(f) Amendment. No amendment, termination or cancellation of this Agreement shall be effective unless in writing signed by the Partnership and Indemnitee.

(g) Other Payments. The Partnership shall not be liable under this Agreement to make any payment in connection with any Proceeding against or involving Indemnitee to the extent Indemnitee has otherwise actually received payment (under the Partnership Agreement, any insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder. Indemnitee shall repay to the Partnership the amount of any payment the Partnership makes to Indemnitee under this Agreement in connection with any Proceeding against or involving Indemnitee, to the extent Indemnitee has otherwise actually received payment (under the Partnership Agreement, any insurance policy or otherwise) of such amount.

(h) Subrogation. In the event of payment under this Agreement, the Partnership shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Partnership effectively to bring suit to enforce such rights.

(i) Headings. The headings in this Agreement are for convenience only and are not to be considered in construing this Agreement.

(j) Counterparts. This Agreement may be executed in counterparts, both of which shall be deemed an original, and together shall constitute one document.

The parties have executed this Agreement as of the day and year first above stated.

RENTECH NITROGEN PARTNERS, L.P.		INDEMNITEE

By:	/s/ Rentech Nitrogen Partners, L.P.	/s/ D. Hunt Ramsbottom, Jr.
D. Hunt Ramsbottom, Jr.

Schedule to Exhibit 10.36

The following directors and executive officers of Rentech Nitrogen GP, LLC are parties to Indemnification Agreements with the Partnership which are substantially identical in all material respects to the representative Indemnification Agreement to which this schedule is attached and which is filed as an exhibit to the Partnership’s Annual Report on Form 10-K, except as to the parties thereto set forth below. These other Indemnification Agreements are not being filed with the Annual Report, pursuant to Instruction 2 to Item 601 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

Name of Signatory
Dan J. Cohrs
Colin M. Morris
John H. Diesch
John A. Ambrose
Wilfred R. Bahl, Jr.
Julie Dawoodjee
Michael S. Burke
Keith B. Forman
Michael F. Ray
Halbert S. Washburn

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